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                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

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
/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/ /  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                      SPECIALTY CHEMICAL RESOURCES, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


Payment of filing fee (Check the appropriate box):
/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

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[LOGO]
                       SPECIALTY CHEMICAL RESOURCES, INC.

                             9100 Valley View Road
                             Macedonia, Ohio 44056

                                                                    May 31, 1995

DEAR STOCKHOLDER:

     With a little more than one week to go before our Annual Meeting, Charles Woolley, the former bakery division officer from Illinois, has resorted to more misleading statements and half-truths in a bid to get your vote to take control of your Company.

     WE URGE YOU TO REJECT THEIR SLATE AND RE-ELECT YOUR BOARD OF DIRECTORS. DON'T BELIEVE THEIR PLATITUDES AND HOLLOW CLAIMS. NOT ONE MEMBER OF THE WOOLLEY GROUP HAS EVEN ONE DAY OF EXPERIENCE IN OUR BUSINESS.

     - Six months of "studying" Specialty Chemical DOES NOT TURN AN OUT OF WORK BAKERY DIVISION OFFICER INTO AN OVERNIGHT EXPERT in custom designing, manufacturing and formulating aerosol products for our segments of the industrial and commercial marketplace. Remember, Woolley intends to make himself your new President.

     - Furthermore, Woolley's two nominees who he describes as "successful" executives from Rust-Oleum -- NOT ONLY WERE NO LONGER NEEDED BY THAT COMPANY OR ITS NEW OWNER -- but one Mr. Judy was involved in a messy lawsuit against that company in connection with his "resignation."

            DON'T BE MISLED BY HALF-TRUTHS SPREAD BY WOOLLEY'S GROUP CONCERNING YOUR COMPANY'S FINANCIAL PERFORMANCE AND CONDITION

     It is important for our stockholders to recognize that the Woolley Group's characterization of Rust-Oleum -- a branded product consumer paint company -- as a "similar" company to Specialty Chemical demonstrates either a clear intent on their part to mislead our stockholders or a total lack of knowledge of our manufacturing operations and our customer mix.

     EXPERIENCE WITH PASTRY OR PAINT DOES NOT TRANSLATE INTO KNOWLEDGE OF THE INTRICACIES INVOLVED IN PRODUCING 5,000 PRODUCTS AND DEVELOPING HUNDREDS OF NEW FORMULATIONS EACH YEAR TO MAINTAIN OUR TECHNOLOGICAL ADVANTAGE OVER OUR COMPETITION.

     Do not trust your investment to Mr. Woolley and his small band of first time corporate raiders. THEY HAVE ALMOST NOTHING AT STAKE. Your Board's investment in Specialty Chemical stock exceeds $7,000,000. The Woolley Group's total investment in Specialty Chemical stock is the less than $40,000 they spent to purchase 10,400 shares just before they launched their attack. Furthermore, their ridiculous low-ball offer last week to buy my 564,488 shares for only
$3 3/4 per share -- WITHOUT PAYING OTHER STOCKHOLDERS ONE PENNY -- DEMONSTRATES TO US THAT THEIR SOLE OBJECTIVE IS TO GRAB CONTROL ON THE CHEAP.

   YOU ALREADY HAVE A STRONG MANAGEMENT TEAM WELL QUALIFIED TO LEAD SPECIALTY
                       CHEMICAL TO GREATER PROFITABILITY

     Remember, Specialty Chemical has had an operating profit every year since we purchased the Company on December 31, 1988, except for last year when we suffered our first operating loss and took a restructuring charge of approximately one million dollars.

     - WE BOUGHT A HIGHLY LEVERAGED AEROSOL BUSINESS IN 1988, INCREASED ITS SALES FOR FOUR STRAIGHT YEARS AND THROUGH A PUBLIC OFFERING RECAPITALIZED THE COMPANY AND PAID DOWN $24,000,000 IN DEBT.

     - WE DID NOT SELL A SINGLE SHARE OF STOCK OR TAKE ONE DOLLAR OF OUR INVESTMENT OUT OF THE COMPANY IN THE OFFERING.

     - FURTHERMORE, YOUR MANAGEMENT TEAM HAS PRODUCED A NET PROFIT IN EACH OF THE YEARS SINCE THE PUBLIC OFFERING NOTWITHSTANDING THE FIRE.

     - THE COST CUTTING AND CONSOLIDATION IMPLEMENTED BY YOUR MANAGEMENT TEAM HAVE POSITIONED THE COMPANY TO REPORT SIGNIFICANT PROFITS IN THE THIRD AND FOURTH QUARTERS OF THIS YEAR.

     We are not asking you to ignore our difficulties but we are committed to seeing that you and your fellow stockholders -- NOT WOOLLEY -- benefit from your management's hard work in rebuilding and maintaining our operations over the past two years. Woolley and his slate have done NONE of the hard work -- they have done NOTHING but criticize -- OFFERING IN OUR OPINION NOT EVEN A SINGLE CONCRETE SUGGESTION TO INCREASE SALES OR IMPROVE OPERATING PERFORMANCE.

     In our view the Woolley Group's latest mailing makes it abundantly clear that they are either ignorant about the fundamental nature of our markets and our basic business or they are intentionally misleading you in order to get your vote.

     EITHER WAY, UNLESS THEY OFFER TO PAY ALL STOCKHOLDERS A PREMIUM FOR THEIR INVESTMENT, WE ARE CONVINCED THAT STOCKHOLDERS WILL BE BEST SERVED BY REJECTING WOOLLEY'S EFFORTS TO PARLAY HIS PURCHASE OF 5,900 SHARES INTO A JOB AS CHIEF EXECUTIVE OF YOUR COMPANY.

     We urge you to compare the qualifications of the Woolley slate with the additional members of your management team listed following this letter, who share with your Board of Directors over 100 years of direct experience in Specialty Chemical's business and markets. Members of your Board have successfully headed companies and generated handsome returns for their investors.

           DON'T TURN CONTROL OF YOUR COMPANY'S BRIGHT FUTURE OVER TO
                  THESE RAIDERS -- YOU, NOT THEY, SHOULD REAP
             THE REWARDS FROM THE IMPROVED OUTLOOK FOR THE COMPANY

     CONSIDERING THE TOKEN IN REAL DOLLARS THAT THIS GROUP HAS AT RISK IN THIS PROXY FIGHT RAID ON YOUR COMPANY -- WE CONTINUE TO QUESTION THEIR REAL MOTIVES. We think Mr. Woolley, who says he merely wants to be Specialty Chemical's next President, should be more forthcoming with our stockholders about the circumstances surrounding his departure from his last employer.

     Your vote is important. Please act now by signing, dating and mailing the WHITE proxy card today.

     Your Board of Directors appreciates your continuing support.

                                            Sincerely,

                                            EDWIN M. ROTH

                                            EDWIN M. ROTH
                                            Chairman and Chief Executive Officer

                       TIME IS SHORT - PLEASE VOTE TODAY!

 IF YOU HAVE QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CONTACT
         SPECIALTY CHEMICAL RESOURCES, INC. AT (216) 468-1380 EXT. 213
                                       OR

                                  MACKENZIE
                                PARTNERS, INC.

                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                         (212) 929-5500 (CALL COLLECT)
                                       OR
                         CALL TOLL-FREE (800) 322-2885

               SPECIALTY CHEMICAL'S NON-DIRECTOR MANAGEMENT TEAM

John H. Ehlert

     - Mr. Ehlert has been a Vice President of Specialty Chemical and the President of the Company's Aerosol Systems Division since 1992. Prior to that time, he was the Vice President of Marketing and Sales for Aerosol Systems, Inc. Mr. Ehlert has 12 years experience in the aerosol industry and 23 years experience in the automotive aftermarket segment of the chemical industry, including holding managerial positions with STP/Union Carbide Corporation/First Brands and Purolator Products.

Gerald Clark

     - Mr. Clark is the Vice President - Operations of the Company's Aerosol Systems Division. Prior to joining Specialty Chemical in 1994, Mr. Clark held senior managerial positions with The Dexter Corporation, The Valspar Corporation and the automotive aftermarket division of The Sherwin-Williams Company, a company that Mr. Clark was with for over 25 years.

David G. Hall

     - Mr. Hall is the Vice President - Marketing and Brand Sales of the Company's Aerosol Systems Division. Mr. Hall has more than 17 years experience in sales and marketing of manufactured products in automotive, industrial and other markets, including over 10 years experience in sales and marketing of aerosol chemical products. Prior to joining the Company, Mr. Hall was with Spartan International.

Philip L. Peelor

     - Mr. Peelor is the Vice President - Technical Services of the Company's Aerosol Systems Division. Mr. Peelor has over 23 years experience with chemical and aerosol products, focusing on product research and development, and quality management. Mr. Peelor has been with the Company since 1990 and prior to that worked with chemical and aerosol products for companies such as Dow Brands and Avon Products.

Craig E. Roeper

     - Mr. Roeper is the Vice President - Sales of the Company's Aerosol Systems Division. Mr. Roeper has over 25 years experience in sales of aerosols and automotive and industrial products, including 8 years with Sprayon Products, a division of The Sherwin-Williams Company. Mr. Roeper has been with the Company for over 8 years.

Dorne J. Chadsey

     - Mr. Chadsey is the Vice President - Human Resources of the Company's Aerosol Systems Division. Mr. Chadsey has over 14 years experience in human resources holding several senior managerial positions, including positions with Zellerbach, a Mead company, and Riser Foods.